Exhibit 99.1

MTM Technologies Appoints New Chief Financial Officer

STAMFORD, CT - September 14, 2006 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced that it has appointed J.W. (Jay) Braukman, III as Senior Vice President and Chief Financial Officer. Mr. Braukman will join the Company effective September 27, 2006.

"We are very pleased that Jay has accepted our offer to join MTM Technologies. He brings a diverse and extensive background in finance, operations, mergers and acquisitions and overall executive leadership. We believe his financial management experience in rapidly growing organizations and integrating acquired businesses will be highly beneficial to MTM as we continue to execute our growth strategy, integrate our acquired businesses and drive our national IT solutions focus," said Francis J. Alfano, Chief Executive Officer of MTM Technologies.

Mr. Braukman’s experience includes 23 years with GE, where he held numerous executive positions, including Chief Financial Officer of several divisions that generated in excess of a billion dollars in revenue and employed thousands of employees. In addition to his experience at GE, Braukman most recently served as CFO of Cleartel Communications, Inc, a CLEC. His prior experience also includes serving as CFO of Chiquita Brands International, Inc., a publicly traded company on the New York Stock Exchange, and COO of ITC^Deltacom, Inc., a privately held company, among other positions. Mr. Braukman holds a BBA from the University of Cincinnati.

Jay Braukman said, “MTM is a visionary company with a differentiated value proposition and leadership position in a very large market opportunity. I am excited to join the company and look forward to helping lead the organization to realize its market potential."

The Company also announced that Michael El-Hillow, the Company’s current CFO, will be leaving the Company to pursue other opportunities. Mr. El-Hillow will provide consulting services to the Company to assist with the transition. Mr. Alfano stated, “We appreciate Mike’s valuable contributions to the Company and wish him the best of luck in his future endeavors.”

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization. In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies’ expectations or future events.

For more information, contact: Timothy Dolan Senior Managing Director Integrated Corporate Relations, Inc. 203-682-8200 timothy.dolan@ircinc.com	Francis J. Alfano CEO MTM Technologies, Inc. 203-975-3700 inverstorrelations@mtm.com